EXHIBIT 12


COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                            Three           Six
                                                                                           Months        Months
                                                                                            Ended         Ended
                                                                                          June 30       June 30
                                                                                        -----------------------
(Dollars in Millions)                                                                        1998          1998
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
EARNINGS
 1.   Net income ....................................................................   $   320.6     $   649.1
 2.   Applicable income taxes .......................................................       187.9         377.2
                                                                                        -----------------------
 3.   Net income before taxes (1 + 2) ...............................................   $   508.5     $ 1,026.3
                                                                                        =======================
 4.   Fixed charges:
      a. Interest expense excluding interest on deposits .............................  $   232.4     $   447.5
      b. Portion of rents representative of interest and amortization of debt expense        11.2          22.0
                                                                                        -----------------------
      c. Fixed charges excluding interest on deposits (4a + 4b) ......................      243.6         469.5
      d. Interest on deposits ........................................................      352.2         707.3
                                                                                        -----------------------
      e. Fixed charges including interest on deposits (4c + 4d) ......................  $   595.8     $ 1,176.8
                                                                                        =======================
 5.   Amortization of interest capitalized ..........................................   $      --     $      --
 6.   Earnings excluding interest on deposits (3 + 4c + 5) ..........................       752.1       1,495.8
 7.   Earnings including interest on deposits (3 + 4e + 5) ..........................     1,104.3       2,203.1
 8.   Fixed charges excluding interest on deposits (4c) .............................       243.6         469.5
 9.   Fixed charges including interest on deposits (4e) .............................       595.8       1,176.8

RATIO OF EARNINGS TO FIXED CHARGES
10.   Excluding interest on deposits (line 6/line 8) ................................        3.09          3.19
11.   Including interest on deposits (line 7/line 9) ................................        1.85          1.87
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